Exhibit 99.5

Lydall, Inc.	Facsimile 860 646-8847
One Colonial Road	www.lydall.com
Manchester, CT 06040	Contact:
Telephone 860 646-1233	Steven W. Thompson

FOR IMMEDIATE RELEASE

LYDALL ANNOUNCES SECOND QUARTER AND

SIX MONTHS ENDED JUNE 30, 2003 FINANCIAL RESULTS

MANCHESTER, CT, July 31, 2003 — LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2003.

For the quarter, net income grew by 9.4% to $4.1 million, or $.26 per diluted share compared to $3.8 million, or $.23 per diluted share for the quarter ended June 30, 2002. Net sales for the second quarter increased by 11.8% to $74.1 million compared to $66.3 million for the same period of 2002. Year to date, net income declined by 9.2% to $6.2 million, or $.39 per diluted share compared to $6.9 million, or $.42 per diluted share for the six months ended June 30, 2002. For the six months ended June 30, 2003, net sales were 14.7% higher at $144.4 million compared to $125.9 million for the first half of 2002. Strong revenue gains for the quarter and year-to-date periods were driven by increased sales of automotive components to original equipment manufacturers in the U.S. and Europe. Both revenues and earnings for the quarter and year have benefited from the effect of foreign currency translation compared to 2002.

For the quarter, gross margin on net sales declined to 26.1% compared to 27.9% for the second quarter of 2002. Year to date, gross margin was also lower at 25.3% compared to 27.7% for the six months ended June 30, 2002. Approximately one-half of the change in gross margin percentage for the comparable year-to-date periods is attributable to a lower year-over-year operating performance at the Company’s Columbus, Ohio automotive operation. Other factors contributing to the gross margin decrease were costs to consolidate the Lakewood, New Jersey facility with the Winston-Salem, North Carolina facility, higher insurance and pension costs compared to 2002, and unfavorable production variances at certain operations in both the Filtration/Separation and Thermal/Acoustical Segments.

Selling, product development and administrative expenses were $12.6 million for the current quarter, compared to $12.5 million in 2002. Although SG&A expenses were essentially flat compared to 2002, the second quarter of 2002 included accrued EVA bonus expense of $1.8 million, of which approximately $1.3 million was included in SG&A. During the current quarter, no EVA bonus expense was accrued for the Company as a whole. Excluding the impact of accrued EVA bonus expense, SG&A expenses increased in the current quarter primarily due to higher salaries and other employee benefit costs and additional consulting fees related to Sarbanes-Oxley compliance activities.

Commenting on the quarter, David Freeman, President and Chief Executive Officer, said, “We recorded good sales growth in the business during the second quarter and have seen an encouraging trend in gross margin percentage over the past three sequential quarters; however, we feel that there is more upside potential in our earnings. Our goal is to grow

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profitability ahead of sales on a percentage basis by focusing on gross margins and careful expense management.”

Mr. Freeman continued, “International sales, which are now in excess of 30% of corporate sales, bring a better balance to our business in a time of uncertain economic outlook around the world.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EDT to discuss its second quarter results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 662-5508 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with ten operations in the U.S., one in France, one in Germany, and sales offices in Germany, Japan, Singapore and Taiwan focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Stockholders are referred to Lydall’s 2002 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Impact Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 49% of Lydall’s second quarter 2003 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Steven W. Thompson, Vice President–Investor Relations, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

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LYDALL, INC. News Release	3 of 4	July 31, 2003

Summary of Operations

In thousands except per share data

(Unaudited)

	Second Quarter		Six Months Ended
	Ended June 30,		June 30,
	2003	2002	2003	2002
Net sales	$74,082	$66,259	$144,449	$125,944
Cost of sales	54,755	47,796	107,935	91,107

Gross margin	19,327	18,463	36,514	34,837
Selling, product development and administrative expenses	12,630	12,521	26,273	23,969

Operating income	6,697	5,942	10,241	10,868

Other (income) expense:
Investment income	(16)	(9)	(27)	(24)
Interest expense	284	202	539	385
Foreign currency transaction (gains) losses, net	(20)	(61)	3	(54)
Other, net	—	—	—	(24)

	248	132	515	283

Income before income taxes	6,449	5,810	9,726	10,585
Income tax expense	2,319	2,036	3,482	3,712

Net income	$4,130	$3,774	$6,244	$6,873

Basic earnings per common share	$0.26	$0.24	$0.39	$0.43
Diluted earnings per common share	$0.26	$0.23	$0.39	$0.42

Weighted average common shares outstanding	16,079	15,995	16,079	15,990
Weighted average common shares and equivalents outstanding	16,115	16,430	16,124	16,327

Summary of Segment Information In thousands (Unaudited)	Second Quarter		Six Months Ended
	Ended June 30,		June 30,
	2003	2002	2003	2002
Net Sales
Thermal/Acoustical	$45,881	$39,023	$90,349	$73,716
Filtration/Separation	21,119	19,584	39,597	36,591
Other Products and Services	7,579	8,112	15,536	16,535
Reconciling Items	(497)	(460)	(1,033)	(898)

Consolidated Totals	$74,082	$66,259	$144,449	$125,944

Operating Income
Thermal/Acoustical	$7,039	$6,585	$12,454	$11,771
Filtration/Separation	2,805	2,847	5,438	5,638
Other Products and Services	849	738	1,406	1,424
Reconciling Items	(3,996)	(4,228)	(9,057)	(7,965)

Consolidated Totals	$6,697	$5,942	$10,241	$10,868

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LYDALL, INC. News Release	4 of 4	July 31, 2003

Financial Position

In thousands except ratio data

	June 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$2,573	$2,596
Working capital	$51,501	$44,921
Total debt	$27,228	$25,914
Stockholders’ equity	$138,256	$130,068
Total capitalization	$165,484	$155,982
Current ratio	2.10	2.10
Total debt to total capitalization	0.16	0.17

Cash Flow In thousands (Unaudited)
	Second Quarter Ended		Six Months Ended
	2003	2002	2003	2002
Cash provided by operating activities	$11,712	$4,492	$7,706	$4,620
Cash used for investing activities	$(3,935)	$(2,804)	$(7,899)	$(6,225)
Cash (used for) provided by financing activities	$(6,300)	$(3,229)	$133	$1,631
Depreciation and amortization	$3,275	$2,653	$6,495	$5,302
Capital expenditures	$3,937	$3,725	$8,026	$6,157

Common Stock Data Second Quarter Ended June 30,
	2003	2002
High	$10.74	$16.10
Low	$8.20	$13.50
Close	$10.70	$15.25

1,061,100 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the second quarter of 2003.

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